                                                                    EXHIBIT 4.06

                          CALCULATION AGENCY AGREEMENT

            AGREEMENT, dated as of July 3, 2001, between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.

            WHEREAS, the Company has authorized the issuance of $4,000,000 aggregate principal amount of 10 Uncommon Values(R) Index BASESSM, 0.25% BaskeT Adjusting Structured Equity Securities(SM) Notes Due July 3, 2006* (the "Securities");

            WHEREAS, the Securities will be issued under an Indenture dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

            WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

            NOW THEREFORE, the Company and the Calculation Agent agree as follows:

            1. APPOINTMENT OF AGENT. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.


----------
* "10 Uncommon Values" is a registered trademark of, and "Basket Adjusting Structured Equity Securities" and "BASES" are service marks of, Lehman Brothers Inc.

            2. CALCULATIONS AND INFORMATION PROVIDED. In response to a request made by the Trustee for a determination of the Payment Amount, the Calculation Agent shall determine the Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Ending Index Level, (b) the determination of the Rollover Closing Level of the 10 Uncommon Values Index for each Twelve-Month Period, (c) determining if any adjustments to the 10 Uncommon Values Index and/or the Multipliers should be made and (d) whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of any such adjustment or if a Market Disruption Event has occurred. In addition, the Calculation Agent shall provide information to the American Stock Exchange ("AMEX") that is necessary for the AMEX's daily calculation and dissemination of the level of the 10 Uncommon Values Index if the AMEX is unable to obtain such information. Annex A hereto sets forth the procedures the Calculation Agent will use to determine the information described in this Section 2.

            3. CALCULATIONS. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

            4. FEES AND EXPENSES. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

            5. TERMS AND CONDITIONS. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

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                                                                               3


                  (i) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (ii) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (iii) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (iv) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (v) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

            6. RESIGNATION; REMOVAL; SUCCESSOR. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

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                                                                               4


            (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

            (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

            (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any
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                                                                               5


corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

            7. CERTAIN DEFINITIONS. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

            8. INDEMNIFICATION. The Company shall indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

            9. NOTICES. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at Three World Financial Center, New York, New York 10285 (facsimile: (212) 526-3774) (telephone: (212) 526-1936), Attention: Legal
Counsel, (b) in the case of the Calculation Agent, to it at Three World Financial Center, 200 Vesey Street, New York, New York 10285-0600 (facsimile:
(212) 526-2755) (telephone: (212) 526-0900), Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone:

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                                                                               6


(212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

            10. GOVERNING LAW. This Agreement shall be governed by and continued in accordance with the laws of the State of New York.

            11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

            12. BENEFIT OF AGREEMENT. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

            IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                          LEHMAN BROTHERS HOLDINGS INC.


                                          By: /s/ BARRETT S. DIPAOLO
                                             -----------------------------------
                                             Name:  Barrett S. DiPaolo
                                             Title: Vice President


                                          LEHMAN BROTHERS INC.,
                                            as Calculation Agent


                                          By: /s/ BARRETT S. DIPAOLO
                                             -----------------------------------
                                             Name:  Barrett S. DiPaolo
                                             Title: Vice President

                                     ANNEX A

      1. 10 UNCOMMON VALUES INDEX.

      Each year, the Investment Policy Committee of Lehman Brothers Inc., with the assistance of its Equity Research Department, selects a portfolio of 10 common stocks or other equity securities that it believes are attractive investments over the year for which they are chosen (the "10 Uncommon Values").

      The "10 Uncommon Values Index" represents an equal dollar-weighted portfolio of the common stocks or other equity securities of the ten companies underlying the 10 Uncommon Values for each Twelve-Month Period during the period beginning on the date of announcement of the 10 Uncommon Values in 2001 and ending on the Stated Maturity, as adjusted by certain extraordinary corporate events involving the issuers of the Index Securities as described herein. The announcement of the ten common stocks that shall make up the 10 Uncommon Values Index shall be made on or about July 1 (such date of announcement, the "Announcement Day") of each year preceding the initial issuance of and during the term of the Securities. Except as set forth below, the Index Securities in the 10 Uncommon Values Index shall remain constant for each Twelve-Month Period.

      2. DETERMINATION OF THE PAYMENT AMOUNT.

      The Calculation Agent shall determine the Ending Index Level and the Payment Amount payable for each Security.

      The Company will pay you interest semi-annually at a rate equal to 0.25% per year, on January 3 and July 3 of each year, beginning on January 3, 2002.

      The amount payable at Stated Maturity for each $1,000 principal amount of Securities (the "Maturity Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Stated Maturity. The amount payable upon a Redemption of each $1,000 principal amount of Securities (the "Redemption Payment Amount") shall equal (i) the greater of (a) $1,000 and (b) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Redemption Date. The amount payable upon a Repurchase of each $1,000 principal amount of Securities (the "Repurchase Payment Amount") shall equal (i) the Alternative Redemption Amount and (ii) any accrued but unpaid interest through the Non-Delaying Event Repurchase Date or, if a Delaying Event occurs, through the Delaying Event Repurchase Date.

      3. DETERMINATION OF THE ROLLOVER CLOSING LEVEL OF THE 10 UNCOMMON VALUES INDEX.

      The Calculation Agent shall determine the Rollover Closing Level of the 10 Uncommon Values Index for each Twelve-Month Period after the Close of Trading on the Trading Date prior to each Announcement Day (the "Rollover Determination Date"). The "Rollover Closing Level" shall equal the sum of (a) the sum of the products of the Closing Prices and the applicable

Multipliers for each Index Security and (b) the Cash Included in the 10 Uncommon Values Index at the Closing of Trading, in each case on the Rollover Determination Date. The Rollover Closing Level shall then be assumed to be used to buy, on the ensuing Announcement Day, equal dollar amounts of the ten common stocks that shall initially be the Index Securities for the next Twelve-Month Period at each Index Security's Average Execution Price.

      4. MULTIPLIERS.

      The Multiplier relating to each Index Security is the number of shares (including fractional shares, expressed as a decimal) of such Index Security included in the 10 Uncommon Values Index. The Multipliers shall be determined by the Calculation Agent and shall be based on each Index Security's Average Execution Price. The number of shares of an Index Security constituting the "Multiplier" for such Index Security shall equal the number of shares (or fraction of one share) of such Index Security that, when multiplied by the Average Execution Price for such Index Security, results in the Index Security initially accounting on the Announcement Day for 10% of the level of 10 Uncommon Values Index on an equal dollar-weighted basis. The Multipliers with respect to each Index Security shall remain constant for the Twelve-Month Period that such Index Security is part of the 10 Uncommon Values Index unless adjusted for certain extraordinary corporate events as described below. Each Multiplier shall be rounded at the Calculation Agent's discretion.

      5. ADJUSTMENTS TO THE MULTIPLIERS AND THE 10 UNCOMMON VALUES INDEX.

      Adjustments to a Multiplier and the 10 Uncommon Values Index shall be made in the following circumstances. For purposes of these adjustments, except as noted below, American Depository Receipts ("ADRs") are treated like common stock if a comparable adjustment to the foreign shares underlying the ADRs is made pursuant to the terms of the depository agreement for the ADRs or if the holders of ADRs are entitled to receive property in respect of the underlying foreign share.

      (a) If an Index Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier relating to the Index Security shall be adjusted. The Multiplier shall be adjusted to equal the product of the number of shares outstanding of the Index Security after the split with respect to each share of such Index Security immediately prior to effectiveness of the split and the prior Multiplier.

      (b) If an Index Security is subject to an extraordinary stock dividend or extraordinary stock distribution that is given equally to all holders of shares, then once the Index Security is trading ex-dividend, the Multiplier for such Index Security shall be increased by the product of the number of shares of such Index Security issued with respect to one share of such Index Security and the prior Multiplier.

      (c) If the issuer of an Index Security, or if an Index Security is an ADR, the issuer of the underlying foreign share is being liquidated or dissolved or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Index Security shall continue to be included in the 10 Uncommon Values Index so long as the primary exchange, trading system or market is reporting a market price for the Index Security. If a market price, including a price on a bulletin board service, is no longer available for an Index Security, then the value of the Index Security shall equal zero for so long as no market price is available, and no attempt shall be made to find a replacement stock or increase the level of the 10 Uncommon Values Index to compensate for the deletion of such Index Security.

      (d) If the issuer of an Index Security, or if an Index Security is an ADR, the issuer of the underlying foreign share, has been subject to a merger or consolidation and is not the surviving entity and holders of the Index Security are entitled to receive cash, securities, other property or a combination thereof in exchange for the Index Security, then the following shall be included in the 10 Uncommon Values Index:

            (i) To the extent cash is received, the 10 Uncommon Values Index shall include the amount of the cash consideration at the time holders are entitled to receive the cash consideration (the "M&A Cash Component"), plus accrued interest. Interest shall accrue beginning the first London Business Day after the day that holders are entitled to receive the cash consideration until the next Announcement Day (the "M&A Cash Component Interest Accrual Period"). Interest shall accrue on the M&A Cash Component at a rate equal to the London Interbank Offered Rate ("LIBOR") with a term corresponding to the M&A Cash Component Interest Accrual Period.

            (ii) To the extent that equity securities that are traded or listed on an exchange, trading system or market are received, once the exchange for the new securities has become effective, the former Index Security shall be removed from the 10 Uncommon Values Index and the new security shall be added to the 10 Uncommon Values Index as a new Index Security. The Multiplier for the new Index Security shall equal the product of the last value of the Multiplier of the original Index Security and the number of securities of the new Index Security exchanged with respect to one share of the original Index Security.

            (iii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) are received, the Calculation Agent shall determine the "Fair Market Value" of the securities or other property received based on the Average Execution Price. The 10 Uncommon Values Index shall include an amount of cash equal to the product of the Multiplier of the Index Security and the Fair Market Value (the "M&A Sale Component"). The 10 Uncommon Values Index shall also include accrued interest on the M&A Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the next Announcement Day (the "M&A Sale Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the M&A Sale Component Interest Accrual Period.

      (e) If all of an Index Security of an issuer is converted into or exchanged for the same or a different number of shares of any class or classes of common stock other than the Index Security, whether by capital reorganization, recapitalization or reclassification or otherwise, then, once the conversion has become effective, the former Index Security shall be removed from the 10 Uncommon Values Index and the new common stock shall be added to the 10 Uncommon Values Index as a new Index Security. The Multiplier for each new Index Security shall equal the product of the last value of the Multiplier of the original Index Security and the number of shares of the new Index Security issued with respect to one share of the original Index Security.

      (f) If the issuer of an Index Security issues to all of its shareholders common stock or another equity security that is traded or listed on an exchange, trading system or market of an issuer other than itself, then the new common stock or other equity security shall be added to the 10 Uncommon Values Index as a new Index Security. The multiplier for the new Index Security shall equal the product of the last value of the Multiplier with respect to the original Index Security and the number of shares of the new Index Security with respect to one share of the original Index Security.

      (g) If an ADR is no longer listed or admitted to trading on a United States securities exchange or trading system registered under the Securities Exchange Act or is no longer a security quoted on the NASDAQ Stock Market, Inc. then the foreign share underlying the ADR shall be deemed added to the 10 Uncommon Values Index as a new Index Security. The initial Multiplier for that new Index Security shall equal the last value of the Multiplier for the ADR multiplied by the number of underlying foreign shares represented by a single ADR.

      (h) If an Index Security is subject to an extraordinary dividend or an extraordinary distribution, including upon liquidation or dissolution, of cash, equity securities that are not traded or listed on an exchange, trading system or market, non-equity securities or other property of any kind which is received equally by all holders of such Index Security, then the 10 Uncommon Values Index shall include the following:

            (i) To the extent cash is entitled to be received, the 10 Uncommon Values Index shall include on each day after the time that the Index Security trades ex-dividend until the date the cash consideration is entitled to be received, the present value of the cash to be received, discounted at a rate equal to LIBOR, with a term beginning that day and ending on the date that the cash is entitled to be received (the "PV Extraordinary Cash Component"). When the cash consideration is received, the PV Extraordinary Cash Component will be deleted from the 10 Uncommon Values Index and the 10 Uncommon Values Index shall include the amount of the cash consideration (the "Extraordinary Cash Component"), plus accrued interest. Interest shall accrue on the Extraordinary Cash Component beginning the first London Business Day after the day that holders are entitled to receive the Extraordinary Cash Component until the next Announcement Day (the "Extraordinary Cash Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to the Extraordinary Cash Component Interest Accrual Period.

            (ii) To the extent that equity securities that are not traded or listed on an exchange, trading system or market or non-equity securities or other property (other than cash) is received, the Calculation Agent shall determine the fair market value of the securities or other property received based on the Average Execution Price and the 10

      Uncommon Values Index shall include an amount of cash equal to the product of the Multiplier of the Index Security and the fair market value (the "Extraordinary Sale Component"). The 10 Uncommon Values Index shall also include accrued interest on the Extraordinary Sale Component. Interest shall accrue beginning the first London Business Day after the day that an affiliate of Holdings sells the securities or other property used to hedge Holdings' obligations under the Securities until the next Announcement Day (the "Extraordinary Sale Component Interest Accrual Period"). Interest shall accrue at a rate equal to LIBOR with a term corresponding to Extraordinary Sale Component Interest Accrual Period.

            (iii) If similar corporate events occur with respect to the issuer of an equity security other than common stock that is included in the 10 Uncommon Values Index, adjustments similar to the above will be made for that equity security.

      The payment of an ordinary cash dividend by an issuer of an Index Security from current income or retained earnings shall not result in an adjustment to the Multiplier.

      No adjustments of any Multiplier of an Index Security shall be required unless the adjustment would require a change of at least .1% (.001) in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above shall be rounded at the Calculation Agent's discretion.

      6. DETERMINATION OF DAILY LEVEL OF THE 10 UNCOMMON VALUES.

      If the AMEX is unable to obtain certain information necessary for its daily calculation and dissemination of the level of the 10 Uncommon Values Index, the Calculation Agent shall provide the necessary information as follows below.

      In order to determine the value of an Index Security that is listed on a non-United States exchange, trading system or market (the "Foreign Value"), the Calculation Agent shall, once per Trading Day, value the Index Security using the most recent sales price of such Index Security available from the primary exchange, trading system or market in the Index Security's home market, quoted as of the Close of Trading.

      In order to convert the Foreign Value into U.S. dollars, the Calculation Agent shall use the Official W.M. Reuters Spot Closing Rate. If there are several quotes for the Official W.M. Reuters Spot Closing Rate, the first quoted rate starting at 11:00 A.M. shall be the rate used. If there is no such Official W.M. Reuters Spot Closing Rate for a country's currency at 11:00 A.M., New York City time, the Foreign Value shall be determined using the last available U.S. dollar cross-rate quote before 11:00 A.M., New York City time.

      In order to determine the value of an Index Security that is listed or quoted on a bulletin board service, the Calculation Agent shall use the average of the midpoint of the bid and ask prices provided by three market makers in that Index Security. The Calculation Agent shall obtain the bid and ask prices promptly upon the opening of trading on that Trading Day at 9:30 A.M., New York City time or at such other time as the Calculation Agent determines.

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                                                                              13


      The Calculation Agent shall provide AMEX with the value of the M&A Cash Component, the M&A Sale Component, the PV Extraordinary Cash Component, the Extraordinary Cash Component and the Extraordinary Sale Component as soon as such values are available. The Calculation Agent shall, once per Trading Day, provide AMEX with the interest accrued on the Cash Included in the 10 Uncommon Values Index.

      7. DEFINITIONS.

      Set forth below are some of the terms used in this Annex A to the Calculation Agency Agreement.

            "ADRs" shall have the meaning assigned thereto in paragraph 5.

            "Alternative Redemption Amount", for each $1,000 principal amount of the Securities, is equal to:

            $1,000    x     ENDING INDEX LEVEL
                            ------------------
                                 126.25

            "AMEX" shall mean the American Stock Exchange.

            "Announcement Day" shall have the meaning assigned thereto in paragraph 1.

            "Average Execution Price" for a security or other property shall mean the average execution price that an affiliate of the Company receives or pays for such security or property, as the case may be, to hedge the Company's obligations under the Securities.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which either the NYSE or the AMEX is not open for securities trading or commercial banks in New York City are authorized or required by law or executive order to remain closed.

            "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Index Level and the Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent is Lehman Brothers Inc.

            "Calculation Date" shall mean the (i) three Business Days prior to
(a) for payment at Stated Maturity, July 3, 2006 or (b) for a payment upon a Repurchase, the Non-Delaying Event Repurchase Date or (ii) the date of the Redemption Notice for payment upon a Redemption.

            "Cash Included in the 10 Uncommon Values Index" shall mean the M&A Cash Component, the M&A Sale Component, the PV Extraordinary Cash Component, the Extraordinary Cash Component, the Extraordinary Sale Component, and interest accrued thereon as provided for herein.

            "Close of Trading" shall mean 4:00 p.m., New York City time.

            "Closing Price" means the following, determined by the Calculation Agent based on information reasonably available to it:

            (i) If the Index Security is listed on a United States national securities exchange or trading system or is a NASDAQ Stock Market, Inc. security, the last reported sale price at the Close of Trading, regular way, on such day, on the primary securities exchange registered under the Securities Exchange Act of 1934 on which such Index Security is listed or admitted to trading or NASDAQ Stock Market, Inc., as the case may be.

            (ii) If the Index Security is listed on a non-United States securities exchange, trading system (other than a bulletin board) or market, the last reported sale price at the Close of Trading, regular way, on such day, on the primary exchange, trading system or market on which such Index Security is listed or admitted to trading, as the case may be. The Closing Price shall then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

            (iii) If the Index Security is not listed on a national securities exchange or trading system or is not a NASDAQ Stock Market, Inc. security, and is listed or traded on a bulletin board, the Average Execution Price of the Index Security. If such Index Security is listed or traded on a non-United States bulletin board, the Closing Price will then be converted into U.S. dollars using the Official W.M. Reuters Spot Closing Rate.

            (iv) If a Market Disruption Event has occurred for an Index Security on a day on which the Closing Price for such Index Security is to be calculated, the Closing Price for such Index Security shall initially be determined using the Closing Price for such Index Security on the next preceding Trading Day on which a Market Disruption Event did not occur. Once the Market Disruption Event has ceased, the Closing Price of such Index Security shall then be adjusted to equal the Average Execution Price of the Index Security. The Rollover Closing Level and the resulting Multipliers shall then be recalculated and adjusted accordingly.

            "Delaying Event" shall mean a Market Disruption Event for an Index Security that occurs on the relevant Calculation Date.

            "Delaying Event Repurchase Date" shall mean, if a Delaying Event occurs on the Calculation Date for a Repurchase, three Business Days after the Payment Determination Date therefor.

            "Ending Index Level" shall equal the sum of (a) the products of the Closing Prices and the applicable Multipliers for each Index Security for which a Delaying Event does not occur on the related Calculation Date, (b) if a Delaying Event occurs for an Index Security on the related Calculation Date, the product of the Closing Price for such Index Security on the next

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                                                                              15


Business Day on which a Market Disruption Event does not occur for such Index Security and the Multiplier for such Index Security and (c) any cash included in the 10 Uncommon Values Index on the Calculation Date.

            "Extraordinary Cash Component" shall have the meaning assigned thereto in paragraph 5(h)(i).

            "Extraordinary Cash Component Interest Accrual Period" shall have the meaning assigned thereto in paragraph 5(h)(i).

            "Extraordinary Sale Component" shall have the meaning assigned thereto in paragraph 5(h)(ii).

            "Extraordinary Sale Component Interest Accrual Period" shall have the meaning assigned thereto in paragraph 5(h)(ii).

            "Foreign Value" shall have the meaning assigned thereto in paragraph 6.

            "Index Securities" shall mean the securities included in the 10 Uncommon Values Index from time to time.

            "Issue Price" shall mean $1,000.

            "M&A Cash Component" shall have the meaning assigned thereto in paragraph 5(d)(i).

            "M&A Cash Component Interest Accrual Period" shall have the meaning assigned thereto in paragraph 5(d)(i).

            "M&A Sale Component" shall have the meaning assigned thereto in paragraph 5(d)(ii).

            "M&A Sale Component Interest Accrual Period" shall have the meaning assigned thereto in paragraph 5(d)(ii).

            "Market Disruption Event" with respect to an Index Security means any of the following events as determined by the Calculation Agent:

            (i) A suspension, absence or material limitation of trading of such Index Security has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading on the primary organized U.S. exchange or trading system on which such Index Security is traded or, in the case of an Index Security not listed or quoted in the United States, on the primary exchange, trading system or market for such Index Security. Limitations on trading during significant market fluctuations imposed pursuant to NYSE Rule 80B or any applicable rule or regulation enacted or promulgated by the NYSE, any other exchange, trading system, or market, any other self regulatory organization or the Securities and Exchange

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                                       16


      Commission of similar scope or as a replacement for Rule 80B, may be considered material. Notwithstanding the first sentence of this paragraph, a Market Disruption Event for an Index Security traded on a bulletin board means a suspension, absence or material limitation of trading of such Index Security for more than two hours or during the one hour period preceding 4:00 p.m., New York City time.

            (ii) A suspension, absence or material limitation has occurred on that day, in each case, for more than two hours of trading or during the one-half hour period preceding the Close of Trading in options contracts related to such Index Security, whether by reason of movements in price exceeding levels permitted by an exchange, trading system or market on which options contracts related to such Index Security are traded or otherwise.

            (iii) Information is unavailable on that date, through a recognized system of public dissemination of transaction information, for more than two hours of trading or during the one-half hour period preceding the Close of Trading, of accurate price, volume or related information in respect of such Index Security or in respect of options contracts related to such Index Security, in each case traded on any major U.S. exchange or trading system or in the case of Index Securities of a non-U.S. issuer, the primary non-U.S. exchange, trading system or market.

      For purposes of determining whether a Market Disruption Event has occurred:

            (i) a limitation on the hours or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, trading system or market;

            (ii) any suspension in trading in an option contract on an Index Security by a major securities exchange, trading system or market by reason of (a) a price change violating limits set by such securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a Market Disruption Event notwithstanding that the suspension or material limitation is less than two hours;

            (iii) a suspension or material limitation on an exchange, trading system or in a market shall include a suspension or material limitation of trading by one class of investors provided that the suspension continues for more than two hours of trading or during the last one-half hour period preceding the Close of Trading on the relevant exchange, trading system or market but shall not include any time when the relevant exchange, trading system or market is closed for trading as part of that exchange's, trading system's or market's regularly scheduled business hours; and

            (iv) "Trading systems" include bulletin board services.

            "Multiplier" shall have the meaning assigned thereto in paragraph 4.

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                                                                              17


            "Non-Delaying Event Repurchase Date" shall mean the eighth Business Day following the Business Day on which the Company receives notice of a Repurchase from a Holder.

            "NYSE" shall mean the New York Stock Exchange.

            "Official W.M. Reuters Spot Closing Rates" shall mean the closing spot rates published on Reuters page "WMRA" relevant for such Index Security.

            "Payment Amount" shall mean the Maturity Payment Amount, the Redemption Payment Amount or the Repurchase Payment Amount, as the case may be.

            "Payment Determination Date" shall mean the relevant Calculation Date, unless a Delaying Event occurs with respect to such Payment Determination Date, in which case the first Business Day after the Calculation Date on which the Closing Prices for all Index Securities that have been subject to a Delaying Event have been determined.

            "Redemption" shall mean the option of the Company to redeem, at any time on or after June 28, 2003, in whole or from time to time in part, the Securities.

            "Redemption Date" shall mean, notwithstanding anything to the contrary in the Indenture, the date set forth in the Redemption Notice, which date shall not be less than 30 nor more than 60 days after the date of the Redemption Notice.

            "Repurchase" shall mean the option, at any time until eight Business Days before July 3, 2006, of a beneficial holder to elect to require the Company to repurchase, at any time until eight Business Days before July 3, 2006, in whole or from time to time in part, such holder's Securities.

            "PV Extraordinary Cash Component" shall have the meaning assigned thereto in paragraph 5(h)(i).

            "Rollover Closing Level" shall have the meaning assigned thereto in paragraph 3.

            "Rollover Determination Date" shall have the meaning assigned thereto in paragraph 3.

            "Stated Maturity" shall mean July 3, 2006, or if a Delaying Event occurs on July 3, 2006 (or if July 3, 2006 is not a Business Day, on the next Business Day on which the Ending Index Level can be calculated), three Business Days after the Payment Determination Date on which the Ending Index Level has been determined.

            "Trading Day" shall mean a day on which trading generally is conducted on the NYSE, AMEX and NASDAQ Stock Market, Inc. and in the over-the-counter market for equity securities as determined by the Calculation Agent.

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                                                                              18


            "Twelve-Month Period" shall mean the period beginning on an Announcement Day and ending (i) in the case of 2001, 2002, 2003, 2004 and 2005 at the Close of Trading on the Trading Day prior to the next Announcement Day, and (ii) in the case of 2006, the Stated Maturity.